Knight Energy Corp. Subsidiary Purchases Two Drilling Rigs

Irving, Texas, July 10, 2008 (Vintage Newswire) – On July 8, 2008 Charles Hill Drilling, Inc. (“Hill”), a wholly-owned subsidiary of Knight Energy Corp. (“Knight”) (OTC: KNEC) (Frankfurt IG1A.F), purchased two drilling rigs and related assets from an unrelated party. The drilling rigs were purchased for $1,500,000 with proceeds from a recently-completed $2,500,000 debt financing.

William J. Bosso, CEO of Knight, commented, “We are very pleased that we have been able to obtain additional rigging equipment. We intend to use one of these rigs to pursue drilling opportunities on our oil and gas properties.”

About Knight Energy Corp.

Knight Energy Corp. (“Knight”) was formed in March 2006 for the purpose of operating and developing energy-related businesses and assets.  The Company, together with its wholly-owned subsidiary, Charles Hill Drilling, Inc., owns oil and gas leases covering 1,240 acres in Stephens and Eastland Counties, Texas, and it has the right of first refusal on approximately 2,900 more acres in the same area. The Company also owns three drilling rigs and approximately 1,000 undeveloped oil and gas leasehold acres in the Salt Creek Prospect area of Oklahoma.

As of May 15, 2008, Knight had a 100% working interest in 20 producing oil and/or gas wells, with seven additional wells awaiting completion. The Company is currently reviewing further acquisitions and investments in the oil and gas industry as well as other energy related businesses and assets.  Additional information is available at Knight’s website at www.knightenergycorp.com.

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining oil and gas prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Potential investors should independently investigate and fully understand all risks before making investment decisions.

Contact
Jesse Blum
Friedland Capital, Inc
303-468-1287
Jesse@friedlandcapital.com

www.knightenergycorp.com
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